Exhibit 99.3

CROWN CEO LETTER TO EMPLOYEES

TO:	Crown Laboratories Employees
FROM:	Jeff Bedard, Founder and Chief Executive Officer
DATE:	August 12, 2024
RE:	Exciting Development for Our Company

Crown Family,

I am writing to share some very exciting news about our company, as we have taken a significant step forward in our vision to become a leading global aesthetics and skincare company.

Today we issued a press release announcing that Crown has entered into a merger agreement with Revance, an aesthetics company setting the new standard in healthcare with innovative aesthetic and skincare offerings that enhance patient outcomes and physician experiences. I’m sure many of you are familiar with some of their products, including DAXXIFY® for injection and the RHA® Collection of dermal fillers.

Upon completion of the merger, we believe the combined company will be one of the leading global aesthetics and skincare companies, and encompass one of the most comprehensive portfolios of cutting-edge skin health and aesthetic brands, which will represent the three pillars of facial aesthetics: relax, restore and regenerate.

We are creating a world-class organization that will be well positioned to compete globally. More specifically, upon completion of the deal, we expect to:

•	Diversify our business

•	Expand our product lines and strengthen our existing ones

•	Accelerate our new product development and technological edge

•	Increase our commercial capabilities and flow with the ability to serve an omni-channel audience, including mass retail, specialty retail, club, ecommerce, med spas and physician practices

•	Enhance our growth profile and market presence

On a tactical note, Crown and Revance will continue to operate as separate and independent companies, and it will be “business as usual” at both companies until closing. While we embark on this journey, it is crucial that we remain focused on our current business objectives and continue delivering the high-quality products and services our customers expect. Your dedication and hard work are more important than ever, and it’s critical that you remain focused on your day-to-day responsibilities.

Our culture thrives on collaboration with some of the best minds working towards driving innovation across our portfolio of brands, and that will not change. Our core values remain at the heart in all that we do.

We are holding a virtual Town Hall meeting this afternoon to answer questions. While there may be questions that we cannot answer right away, we will share what we can at this time and will keep you updated as more information becomes available.

As we go through this process, outside parties may inquire about the transaction. We ask that you do not comment on the transaction or provide any details. If anyone reaches out to you with questions, please refer them to our PR agency of record, ICR, at Crown@icrinc.com.

I look forward to welcoming Revance and integrating our two innovative teams following closing of the transaction. Together, we will harness the strengths of both companies and aim to achieve unprecedented success.

In the meantime, I’d like to thank each of you for your continued support and efforts. I am so grateful that I get to spend my time working alongside some of the most talented people in the industry, and truly believe the Revance team will complement and strengthen our global team of more than 700 associates, dedicated to providing safe and effective scientific solutions for life-long healthy skin.

I am excited about this pivotal moment in our company’s growth and look forward to working closely together to achieve our dreams.

Best,

Jeff Bedard

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Forward-Looking Statements

Certain statements contained in this letter are “forward-looking statements.” The use of words such as “anticipates,” “hopes,” “may,” “should,” “intends,” “projects,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. All statements, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, among others, statements relating to Revance’s and Crown’s future financial performance, business prospects and strategy, expectations with respect to the tender offer and the Merger, including the timing thereof and Revance’s and Crown’s ability to successfully complete such transactions and realize the anticipated benefits. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others, the risks and uncertainties inherent in the tender offer and the Merger, including, among other things, regarding how many of

Revance stockholders will tender their shares in the tender offer, the possibility that competing offers will be made, the ability to obtain requisite regulatory approvals, the ability to satisfy the conditions to the closing of the tender offer and the Merger, the expected timing of the tender offer and the Merger, the possibility that the Merger will not be completed, difficulties or unanticipated expenses in connection with integrating the parties’ operations, products and employees and the possibility that anticipated synergies and other anticipated benefits of the transaction will not be realized in the amounts expected, within the expected timeframe or at all, the effect of the announcement of the tender offer and the Merger on Revance’s and Crown’s business relationships (including, without limitations, partners and customers), the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the expected tax treatment of the transaction, and the impact of the transaction on the businesses of Revance and Crown, and other circumstances beyond Revance’s and Crown’s control. You should not place undue reliance on these forward looking statements. Certain of these and other risks and uncertainties are discussed in Revance’s and Crown’s filings with the SEC, including the Schedule TO (including the offer to purchase, letter of transmittal and related documents) Crown and its acquisition subsidiary will file with the SEC, and the Solicitation/Recommendation Statement on Schedule 14D-9 the Company will file with the SEC, and Revance’s most recent Form 10-K and Form 10-Q filings with the SEC. Except as required by law, neither Revance nor Crown undertakes any duty to update forward-looking statements to reflect events after the date of this letter.

Additional Information and Where to Find It

The tender offer described above has not yet commenced. This communication is not an offer to buy nor a solicitation of an offer to sell any securities of Revance Therapeutics, Inc. The solicitation and the offer to buy shares of Revance’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Crown Laboratories and its acquisition subsidiary intends to file with the Securities and Exchange Commission (SEC). In addition, Revance will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, such documents will be mailed to the stockholders of Revance free of charge and investors will also be able to obtain a free copy of these materials (including the tender offer statement, Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement) and other documents filed by Crown Laboratories and Revance with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Revance under the “News” section of Revance’s website at www.revance.com. The information contained in, or that can be accessed through, Revance’s or Crown’s website is not a part of, or incorporated by reference herein.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME), INCLUDING TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL

AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT OF REVANCE AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.